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      EX-99.1
     PRESS RELEASE DATED 5/11/00

                                    EXHIBIT 99.1


KEY ENERGY SERVICES, INC.

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NEWS RELEASE

FOR IMMEDIATE RELEASE:                                   CONTACT: T.K. GRUNDMAN
Thursday, MAY 11, 2000                                   (732) 247-4822


             KEY ENERGY ANNOUNCES THE APPOINTMENT OF A NEW DIRECTOR

EAST BRUNSWICK, N.J., May 11, 2000 - Key Energy Services, Inc. (NYSE:KEG) announced today that it has added a seventh board seat and that William D. Fertig has been appointed to fill this newly created vacancy on the Board of Directors.

Mr. Fertig, who is 43 years old, is Senior Managing Director of McMahan Securities Co. L.P. ("McMahon"). Prior to joining McMahan, Mr. Fertig was Senior Vice President and Manager of Convertible Sales at Drexel Burnham Lambert and also previously served as Vice President and Convertible Securities Sales Manager of Credit Suisse First Boston.

Francis D. John, Chairman and Chief Executive Officer, stated, "We are extremely pleased with the addition of Bill to the Key Board. Bill has a great understanding of Key and the oilfield service industry. He has been a valuable advisor to management and the Board over the past six years. His vast knowledge and experience of capital markets will be very helpful in the Company's future endeavors."

Key Energy Services is the world's largest well service company and owns approximately 1,400 well service rigs and 1,200 oilfield trucks, as well as 73 drilling rigs. The Company provides diversified energy operations including well servicing, contract drilling and other oilfield services and oil and natural gas production. The Company has operations in all major onshore oil and gas producing regions of the continental United States and in Argentina and Ontario, Canada.